Exhibit 99.1

NEWS RELEASE

CONTACT:	James M. Gasior, President & CEO (330) 282-4111

Cortland Bancorp Earnings up 37%

CORTLAND, Ohio – April 24, 2019 – Cortland Bancorp (NASDAQ: CLDB), the holding company for Cortland Savings and Banking Company, today reported net income of $2.1 million, or $.49 per share, for the first quarter 2019, an increase of 37% over the $1.5 million, or $.35 per share for the first quarter of 2018. The return on average assets and return on average equity for 2019 were 1.22% and 12.75% compared to 0.91% and 10.13% for 2018, respectively. All results are unaudited.

James Gasior, President and Chief Executive Officer stated, “as we continue to expand and introduce our brand into new markets in Northeast Ohio, we are generating new opportunities to build our deposit base and grow our loan portfolio. This has translated into overall asset growth, which combined with a disciplined approach to loan and deposit pricing as well as in expense control, are producing the desired results. Over the last several years, our organic growth strategies, have translated into higher revenues, an expanded net interest margins while expense control measures have resulted in a substantially improved efficiency ratio.”

“With this continuing performance, the Board declared a quarterly dividend of $0.11 per share. With the intent of increasing shareholder value, the continued dividend combined with opportunistic share repurchases allow the Company to provide increased returns to shareholders.”

First Quarter 2019 Highlights (at, or for the period ended March 31, 2019):

•	The efficiency ratio was 63.69% for 2019, versus 64.66% for 2018.

•	Net interest income increased 11% to $6.2 million, compared to $5.6 million in 2018.

•	Total loans grew 7% to $482 million from $452 million a year ago.

•	Total deposits grew 3% to $572 million from 2018.

•	Nonperforming assets were 1.28% of total assets versus 1.56% a year ago.

•	Cortland Bancorp remained well capitalized with total risk-based capital to risk-weighted assets of 13.56% and tangible equity to tangible assets of 9.97%.

•	A quarterly cash dividend of $0.11 per share will be payable on June 3, 2019 to shareholders of record on May 13, 2019.

•	The company was approved to trade on the NASDAQ National Market and began trading on the exchange on March 8, 2019.

•	The new Strongsville branch location opened in February, extending the bank’s footprint into southern Cuyahoga County

Operating Results

Net Interest Income

The 11% increase in net interest income over 2018 was primarily the result of 7% loan growth over the same period. Additionally, the rate hikes initiated by the Federal Reserve, one each in March, June, September, and December of 2018 have contributed to increase the yield on loans. Our loan yield of 5.33% for the first quarter improved by 55 basis points from the loan yield of 4.78% for the same quarter last year.

Cortland Bancorp Earnings up 37%

April 24, 2019

While cost of deposits has also increased on a year over year basis, the increase was just 32 basis points, thus contributing to margin expansion in 2019. Net interest margin was 3.90% compared to 3.62% for the first quarter a year ago.

Non-interest Income

Non-interest income was up $212,000 in the first quarter 2019 or 21% over the same period last year. The improvement was led by an increase of $99,000 in mortgage banking gains, supplemented by an increase of $54,000 in earnings on bank-owned life insurance. Despite slightly lower mortgage originations this quarter ($11 million versus $12 million), an improved margin drove the higher gains. Much of the recent volume has been construction loans, the disbursements for which will occur in coming months.

Operating Expenses

Non-interest expense was $4.8 million compared to $4.3 million for first quarters of 2019 and 2018, respectively. “With the investments of opening of our Strongsville branch this quarter and entry onto the NASDAQ trading platform, the company and bank subsidiary recorded additional expense to enhance the visibility of its Common stock and to meet organic growth objectives,” explained Gasior. “The Company has made a meaningful improvement in its efficiency ratio.” The efficiency ratio for the first quarter 2019 was 63.69%, still an improvement compared to 64.66% for the same period a year ago.

The effective tax rate was 15.8% compared to 13.6% for the first quarters 2019 and 2018, respectively. The Tax Act reduced the corporate income tax rate from 34% to 21% beginning in 2018. Further reductions in the rate are realized by the Company resulting from tax free investment income and earnings on bank-owned life insurance.

Balance Sheet and Asset Quality

Total assets were $685 million at March 31, 2019, compared to $663 million at March 31, 2018, and $715 million at December 31, 2018.

“We continue to drive revenue through consistent loan production,” commented Gasior. Total loans increased 7% year over year and 2% on linked quarter basis, exclusive of $41 million of seasonal short-term production. The loan to deposit ratio has increased to just over 84% from 81% a year ago. Average loan balances, which help smooth out some of the seasonal impact, increased 2% on a linked quarter basis and 6% year-over-year.

The loan portfolio remains diversified and comprised of both retail and business relationships with commercial real estate loans accounting for 65%, of which 14% were owner-occupied by businesses. Commercial loans accounted for 15% while residential 1-4 loans accounted for 14%. “Our loan production remains solid, benefiting from the expansion into other Ohio markets,” added Gasior.

Total deposits grew by $17 million, or 3%, to $572 million at March 31, 2019, from $555 million at March 31, 2018. Excluding $41 million of seasonal short-term accounts at year-end 2018, deposits grew by $8 million or 1% on a linked quarter basis. Noninterest-bearing deposits accounted for 23% of total deposits; while certificates of deposits were 24% of the deposit mix. “The Kasasa free checking account program continues to be successful with more than 4,800 accounts now opened. Online account opening was launched allowing customers to open a Rewards Kasasa account on their computer or mobile device,” commented Gasior.

Nonperforming loans were $8.8 million, compared to $9.3 million a year earlier and $10.1 million, at December 31, 2018. A provision for loan losses of $175,000 was recorded in the current quarter, versus $75,000 last quarter, and $500,000 in the first quarter last year.

Performing restructured loans, that are included in nonperforming loans at the end of the quarter were $6.7 million, compared to $8.3 million a year ago and $7.9 million on a linked quarter basis.

Cortland Bancorp Earnings up 37%

April 24, 2019

Capital

Cortland Bancorp continues to remain well capitalized under all regulatory measures, with capital ratios exceeding the statutory well-capitalized thresholds by an ample margin. For the quarter ended March 31, 2019, capital ratios were as follows:

Ratio	Cortland Bancorp	Bank	Well-capitalized Minimum
Tier 1 leverage ratio	10.79%	9.57%	5.00%
Tier 1 risk-based capital ratio	12.80%	11.35%	8.00%
Total risk-based capital ratio	13.56%	13.14%	10.00%

About Cortland Bancorp –

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the bank subsidiary, The Cortland Savings and Banking Company conducts business through fourteen full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Ashtabula, Summit, and Cuyahoga in Northeastern Ohio and a financial service center in Fairlawn, Ohio. For additional information about Cortland Bank visit http://www.cortlandbank.com.

Forward Looking Statement

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Cortland Bancorp or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy, as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

Cortland Bancorp Earnings up 37%

April 24, 2019

SELECTED FINANCIAL DATA

(In thousands of dollars, except for ratios and per share amounts)

Unaudited

	Three Months Ended
	March 31, 2019	March 31, 2018	Var %	Dec. 31, 2018	Var %
SUMMARY OF OPERATIONS
Interest income	$7,590	$6,571	16%	$7,489	1%
Interest expense	(1,366)	(979)	40	(1,236)	11

Net interest income	6,224	5,592	11	6,253	—
Provision for loan losses	(175)	(500)	(65)	(75)	133

NII after loss provision	6,049	5,092	19	6,178	(2)
Investment security gains	—	20	(100)	—	—
Non-interest income	1,204	992	21	955	26
Non-interest expense	(4,752)	(4,326)	10	(4,643)	2

Income before tax	2,501	1,778	41	2,490	—
Federal income tax expense	396	241	64	466	(15)

Net income	$2,105	$1,537	37%	$2,024	4%

PER COMMON SHARE DATA
Number of shares outstanding (000s)	4,352	4,410	(1)%	4,350	—%
Earnings per share, basic and diluted	$0.49	$0.35	40	$0.47	2
Dividends per share	0.16	0.11	45	0.11	45
Market value	23.79	23.15	3	20.50	16
Book value	15.70	13.63	15	14.92	5
Market value to book value	151.53%	169.85%	(11)	137.40%	10

BALANCE SHEET DATA
Assets	$685,496	$663,138	3%	$714,666	(4)%
Investments securities	138,953	141,717	(2)	139,504	—
Total loans	482,313	451,914	7	514,392	(6)
Total deposits	571,576	554,539	3	604,419	(5)
Borrowings	33,793	39,217	(14)	35,361	(4)
Shareholders’ equity	68,319	60,127	14	64,918	5

AVERAGE BALANCE SHEET DATA
Average assets	$692,479	$676,178	2%	$680,501	2%
Average total loans	495,355	468,892	6	484,856	2
Average total deposits	582,752	561,283	4	564,605	3
Average shareholder’s equity	66,028	60,665	9	62,190	6

ASSET QUALITY RATIOS
Net (charge-offs) recoveries	$(33)	$(1,194)	(97)%	$(29)	14%
Net (charge-offs) recoveries to average loans	(0.03)%	(1.02)%	(97)	(0.02)%	50
Non-performing loans as a % of loans	1.82	2.05	(11)	1.97	(8)
Non-performing assets as a % of assets	1.28	1.56	(18)	1.42	(10)
Allowance for loan losses as a % of total loans	0.90	0.86	5	0.82	10
Allowance for loan losses as a % of non-performing loans	49.39	41.95	18	41.40	19

FINANCIAL RATIOS/STATISTICS
Return on average equity	12.75%	10.13%	26%	13.02%	(2)%
Return on average assets	1.22	0.91	34	1.19	3
Net interest margin	3.90	3.62	8	3.95	(1)
Efficiency ratio	63.69	64.66	(2)	63.66	—
Average number of employees (FTE)	163	160	2	160	2

CAPITAL RATIOS
Tier 1 leverage ratio
Company	10.79%	10.20%	6%	10.72%	1%
Bank	9.57	9.00	6	9.51	1

Common equity tier 1 ratio
Company	11.95	11.94	—	12.01	(1)
Bank	11.35	11.37	—	11.44	(1)
Tier 1 risk-based capital ratio
Company	12.80	12.87	(1)	12.88	(1)
Bank	11.35	11.37	—	11.44	(1)
Total risk-based capital ratio
Company	13.56	13.61	—	13.63	(1)
Bank	13.14	13.23	(1)	13.25	(1)